                                             CONFIDENTIAL MATERIAL OMITTED
                                             AND FILED SEPARATELY WITH THE
                                             SECURITIES AND EXCHANGE COMMISSION.
                                             ASTERISKS DENOTE SUCH OMISSIONS.


                                                                              1.


                                                                   Exhibit 10.25


                               LICENSE AGREEMENT



         This License Agreement ("Agreement") is made effective as of this first day of December 1997, between VIRUS RESEARCH INSTITUTE, Inc., having a place of business at 61 Moulton Street, Cambridge, MA 02138, USA (herein referred to as "LICENSOR") and SmithKline Beecham P.L.C., having a place of business at New Horizons Court, Brentford, Middlesex TW8 9EP, United Kingdom (herein referred to as "LICENSEE"),

                               WITNESSETH THAT:


         WHEREAS, LICENSOR is the owner of and/or controls all right, title and interest in certain patents, identified in Appendix A hereto, and know-how in the field of Rotavirus; and

         WHEREAS, LICENSEE desires to obtain certain worldwide licenses from LICENSOR under the aforesaid patents and know-how, and LICENSOR is willing to grant to LICENSEE such licenses;

         NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:


1.       DEFINITIONS

         1.01 "AFFILIATE(S)" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

         1.02 "BLOCKING PATENTS" shall mean patents owned and/or controlled by THIRD PARTIES which are needed by LICENSEE for the making, having made, using, having used, importing, offering for sale, selling or having sold VACCINES

                                                                              2.


                  and/or technology owned and/or controlled by THIRD PARTIES which is necessary for LICENSEE in order to practice the license(s) granted by LICENSOR hereunder. For the avoidance of doubt any patents and/or patent applications and/or technology owned and/or controlled by DynCorp to which LICENSEE may acquire a licence will be considered for the purpose of this Agreement as BLOCKING PATENTS.

         1.03 "COMBINATION" shall mean VACCINE wherein (a) Rotavirus antigen(s) is (are) formulated in combination with one or more additional therapeutically and/or prophylactically active antigens.

         1.04     "FDA" shall mean the United States Food and Drug
                  Administration.

         1.05 "KNOW-HOW" shall mean all present and future technical information, materials and know-how which relate to (a) Rotavirus antigen(s) for use in a live attenuated vaccine against rotavirus which are now and/or at anytime during the term of this Agreement developed, owned, proprietary to and/or controlled by LICENSOR and/or to which LICENSOR has otherwise the right to grant license, which are both secret and substantial. KNOW-HOW shall include the Rotavirus 89.12 strain and any other live attenuated Rotavirus strain(s) useful or necessary for VACCINE, owned and/or controlled by LICENSOR and/or to which LICENSOR has otherwise the right to grant license and, without limitation, all chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating thereto. KNOW-HOW shall not include any information, materials and/or know-how which are generally ascertainable from publicly available information or which subsequently become publicly available. KNOW-HOW existing as of the Effective Date is listed in Appendix B attached hereto which shall, as appropriate, be updated from time to time. LICENSOR shall identify KNOW-HOW in writing at the time of disclosure to LICENSEE.

         1.06     "LICENSEE" shall mean SmithKline Beecham P.L.C.

         1.07     "LICENSOR" shall mean Virus Research Institute, Inc.

         1.08 "MAJOR MARKETS" shall mean the United States of America, United Kingdom, France, Germany and Italy.

                                                                              3.



         1.09 "NET SALES" shall mean the gross receipts from sales of VACCINE in the TERRITORY by LICENSEE, its AFFILIATES and/or sublicensees to THIRD PARTIES under this Agreement after deducting:

                  (i)    reasonable transportation charges, including insurance;
                         and

                  (ii) LICENSEE's costs for syringes and other administration devices combined with, or contained in, commercial packaging; and

                  (iii) sales and excise taxes and duties paid by a selling party and any other governmental charges imposed upon the production, importation, use or sale of VACCINE including, without limitation, contributions and payments collected by any governmental authorities as liability provisions and/or made pursuant to governmental injury compensation schemes; and

                  (iv) trade, quantity and cash discounts (other than cash discounts for early payments), commissions and other customary rebates; and

                  (v) allowances or credits to customers or charges back from customers on account of rejection or return of VACCINE subject to royalty under this Agreement or on account of retroactive price reductions affecting such VACCINE; and

                  (vi) the difference between fifty percent (50%) of the royalties paid to THIRD PARTIES as referred to in Paragraph 4.02 and the amount of royalties actually deducted under Paragraph 4.02; and

                  (vii) the royalties payable by LICENSEE to THIRD PARTIES on the manufacture, use and/or sale of VACCINE for adjuvants and/or other technology contained in VACCINE to the extent they are not otherwise deducted pursuant to the provisions of Section 4 hereof or under Paragraph 1.09 (vi) above.

                  Sales between or among LICENSEE and its AFFILIATES or sublicensees shall be excluded from the computation of NET SALES except where such AFFILIATES or sublicensees are end users, but NET SALES shall include the subsequent final sales to THIRD PARTIES by such AFFILIATES or sublicensees.

                                                                              4.


                  If VACCINE is sold as a COMBINATION, NET SALES for purposes of determining royalties on COMBINATION shall be calculated by multiplying NET SALES by the fraction A/B, where A is the invoice price of a monovalent form of VACCINE sold separately and B is the invoice price of COMBINATION.

                  If the invoice price of a monovalent form of VACCINE is not available and the parties are unable to agree on an alternative arrangement, then royalty on COMBINATION shall be determined by multiplying NET SALES by a fraction X/Y wherein X is one (1) and Y is the total number of active antigens included in COMBINATION with all the Rotavirus antigens being counted as only one (1) antigen.

         1.10 "PATENTS" shall mean all patents and patent applications which are or become owned and/or controlled, in whole or in part, by LICENSOR or to which LICENSOR otherwise has, now or in the future, the right to grant licenses, which generically or specifically claim VACCINE, a process for manufacturing VACCINE and intermediates used in such process, or a use of VACCINE. Included within the definition of PATENTS are any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions (other than SPC) thereof. Also included within the definition of PATENTS are any patents and patent applications which generically or specifically claim any improvements of VACCINE or intermediates or manufacturing processes required or useful for production of VACCINE which are developed by LICENSOR and/or under which LICENSOR otherwise has the right to grant licenses or sublicenses, now or in the future, during the term of this Agreement. For the avoidance of doubt PATENTS do not include patents or patent applications which claim adjuvants, delivery systems, or other delivery vehicles or vaccines which include solely antigens other than Rotavirus antigens. The current list of patent applications and patents encompassed within PATENTS is set forth in Appendix A attached hereto.

         1.11 "SPC" shall mean all Supplementary Protection Certificates for medicinal products and their equivalents provided under the Council Regulation (EEC) No. 1768/92 of June 18, 1992 which are directed to a VACCINE.

         1.12 "VACCINE" shall mean any and all live attenuated Rotavirus vaccines or components thereof licensed hereunder which contain the Rotavirus 89.12 strain and/or a strain derived from the Rotavirus 89.12 strain, developed and/or owned by LICENSOR and/or to which LICENSOR has otherwise, now or in the

                                                                              5.


                  future, the right to grant license and/or any and all live attenuated Rotavirus vaccines or components thereof licensed hereunder which are developed and/or owned by LICENSOR and/or to which LICENSOR has otherwise, now or in the future, the right to grant license.

         1.13 "VALID CLAIM" shall mean a claim of a granted PATENT which has not lapsed or been abandoned and which has not been declared invalid or unenforceable by a court of competent jurisdiction or administrative agency from which no appeal is or can be taken.

         1.13 "TERRITORY" shall mean all the countries and territories of the world.

         1.14 "THIRD PARTY(IES)" shall mean any person or party other than a party to this Agreement or an AFFILIATE.

         "Interpretative Rules". For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender;
         (b) references to "Articles", "Sections", "Paragraphs" and other subdivisions and to "Appendices", "Schedules" and "Exhibits" without reference to a document, are to designated Articles, Sections, Paragraphs and other subdivisions of, and to Appendices, Schedules and Exhibits to, this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.


2.       GRANT

         2.01 LICENSOR hereby grants to LICENSEE and its AFFILIATES an exclusive license, with the right subject to Paragraph 2.02 to grant sublicenses, under PATENTS, KNOW-HOW and any SPC to make, have made, use, have used, sell, offer for sale, have sold, keep, import and export VACCINE and COMBINATION, in the TERRITORY, in any formulation, configuration, combination and/or delivery system, subject to the terms and conditions of this Agreement.

         2.02 LICENSEE agrees to notify LICENSOR of any sublicense under PATENTS and/or KNOW-HOW it shall grant to any THIRD PARTY(IES) and, at

                                                          CONFIDENTIAL TREATMENT


                                                                              6.


                  LICENSOR's request, agrees to provide LICENSOR with suitably redacted versions of the sublicense agreements LICENSEE may enter into with said THIRD PARTY(IES).

         2.03 Notwithstanding anything else to the contrary herein, LICENSEE agrees that PATENTS and KNOW-HOW shall be used by LICENSEE only in and for VACCINES and in accordance with this Agreement and can only be used by LICENSEE for so long as and to the extent this Agreement and the licences and rights granted hereunder are not terminated pursuant to Paragraph 10.02, 10.03, 10.04 or 10.06.

         2.04 To the extent that any rights and licenses granted to LICENSEE under this Agreement are rights and licenses obtained by LICENSOR under an agreement with a THIRD PARTY ("Third Party Agreement"), then any such rights and licenses granted to LICENSEE will be subject to the terms, conditions and obligations of such Third Party Agreement. LICENSEE specifically acknowledges that the obligations contained in Sections 2.4 (c), 8 and 10 (attached hereto as Appendix E) of a certain License and Clinical Trials Agreement between LICENSOR and the James N. Gamble Institute of Medical Research ("the Gamble Agreement") will be binding on LICENSEE.


3.       PAYMENTS AND ROYALTIES

         3.01 LICENSEE shall make the following license fee payment to LICENSOR, which payment shall be non-refundable to LICENSEE for any reason: [*]

         3.02 As consideration for the license under PATENTS granted to LICENSEE under this Agreement, LICENSEE shall pay to LICENSOR the following royalties ("Patent Royalty(ies)"):

                         (a) [*]



                         (b) [*]




                         (c) [*] ; and




/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT


                                                                              7.


                         (d) [*]



                  provided that the VACCINE sold is covered by a VALID CLAIM in the particular country where sales are made.

         3.03 As consideration for the license to KNOW-HOW granted to LICENSEE under this Agreement, LICENSEE shall pay to LICENSOR royalties on NET SALES in those countries wherein there is no granted PATENT or wherein a patent application is pending or wherein there is no VALID CLAIM ("Know-How Royalty(ies)"), provided that the making, using or selling of VACCINE actually use KNOW-HOW which LICENSOR has identified in writing as being secret and substantial at the time of disclosure to LICENSEE. The rate of the Know-How Royalties payable under this Paragraph 3.03 shall, on a country-by-country basis, be [*] that would be payable under paragraph 3.02 hereto considering the applicable portion of annual NET SALES. In the event LICENSEE, in a specific country, faces competition with a vaccine which represents [*] of NET SALES in such country, the sale of which vaccine would infringe PATENTS if sold in patented countries (a "Competitive Vaccine"), the rate of the Know-How Royalties payable by LICENSEE to LICENSOR on NET SALES in such country shall only be [*] that, considering the applicable portion of annual NET SALES, would be payable under Paragraph 3.02 hereof. LICENSEE acknowledges that the supply of the Rotavirus 89.12 strain by LICENSOR to LICENSEE shall constitute supply of KNOW-HOW which is secret, substantial and identified as being secret and substantial and that Know-How Royalties due under this Paragraph 3.03, subject to Paragraph 3.05, shall be payable on NET SALES of VACCINE which contains such strain(s) or any strain derived therefrom.

         3.04 LICENSEE's royalty obligations under Paragraph 3.02 shall become effective in each country in the TERRITORY, on a country-by-country basis, at such time as there is a VALID CLAIM in such country covering the VACCINE sold and shall be applicable until expiry of the last remaining PATENT in such country. In the event that any THIRD PARTY initiates any legal or administrative proceedings challenging the validity, scope or enforceability of a PATENT in any country in the TERRITORY and a THIRD PARTY sells a Competitive Vaccine in such




/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT


                                                                              8.


                  country, then the Patent Royalties on NET SALES pursuant to Paragraph 3.02 in such country shall be suspended during pendency of the proceedings while such Competitive Vaccine is sold in such country and a Know-How Royalty calculated pursuant to Paragraph 3.03 shall be due instead for the period specified in Paragraph 3.05 with the Know-How Royalty being [*]. If the validity, scope and enforceability of claims in the PATENT which cover VACCINE are upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then the amount of Patent Royalties which would have been due during the period of suspension, less any amount of paid Know-How Royalties, shall be promptly paid with interests, the interest rate being the Interbank Bank of America base rate. If the claims in the PATENT which cover VACCINE are held to be invalid or otherwise unenforceable by a court or other legal or administrative tribunal from which no appeal is or can be taken then LICENSOR shall retain the Know-How Royalties paid under this Paragraph 3.04 and no further royalties under Paragraph 3.02 shall be owed in such country provided that in the event LICENSEE has paid to LICENSOR a Know-How royalty pursuant to this Paragraph 3.04 after the expiration of the period specified in Paragraph 3.05, the amount of such Know-How Royalties paid by LICENSEE shall be promptly reimbursed by LICENSOR to LICENSEE with interests.

         3.05 LICENSEE's Know-How Royalty obligations under Paragraph 3.03 shall be effective, on a country-by-country basis, for a period of ten (10) years from LICENSEE's first commercial sale of VACCINE as part of a nationwide introduction of VACCINE in such country of the TERRITORY.

         3.06 In the event the only remaining patent protection afforded to a PRODUCT in any country of the TERRITORY where it is sold is a SPC, LICENSEE shall pay to LICENSOR a royalty on NET SALES in that country at the applicable Patent Royalty rate pursuant to Paragraph 3.02 if LICENSEE does not face competition from a Competitive Vaccine with respect to VACCINE in that country and at the applicable Know-How royalty rate pursuant to Paragraph 3.03 if LICENSEE does face competition from a Competitive Vaccine with respect to VACCINE in that country.




/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT


                                                                              9.



         3.07 In the event that LICENSOR secures rights to any live attenuated Rotavirus strain(s) other than the Rotavirus 89.12 strain which LICENSEE considers is(are) useful or necessary for VACCINE, LICENSOR shall, at LICENSEE's sole option, transfer such other live attenuated Rotavirus strain(s) to LICENSEE with unrestricted rights to use such strain(s) whereupon LICENSEE shall contribute to [*] of the procurement costs of LICENSOR.

                  In the event that LICENSOR is offered a license to improvements on Inventions (as defined in the Gamble Agreement) under paragraph 2.5 of the Gamble Agreement, LICENSOR shall notify LICENSEE forthwith and provide all information with respect thereto received by LICENSOR. If requested in writing by LICENSEE, LICENSOR shall exercise the option provided that LICENSEE pays the costs and expenses thereof. Any licensing rights obtained by LICENSOR as a result of the exercise of the option upon LICENSEE's request shall automatically be included in the license granted to LICENSEE hereunder. Any costs and expenses paid by LICENSEE in relation to the exercise of the option for licensing rights to improvements on Inventions shall be fully creditable against any royalties paid hereunder.


4.       COMPULSORY LICENSES, BLOCKING PATENTS AND OTHER ROTAVIRUS ANTIGENS

         4.01 In the event that a governmental agency in any country or territory grants or compels LICENSOR or LICENSEE to grant a license under PATENTS and/or KNOW-HOW to any THIRD PARTY for any vaccine(s) that compete(s) with VACCINE sold by LICENSEE, LICENSEE shall have the benefit in such country or territory of the terms granted to such THIRD PARTY to the extent that such terms as a whole are more favourable to the THIRD PARTY than those granted to LICENSEE under this Agreement.

         4.02 The parties recognize that BLOCKING PATENTS may exist. If at any time during the term of this Agreement LICENSEE, in its sole discretion, deems it necessary to seek a license under any BLOCKING PATENT(S) from any THIRD PARTY in order to practice the rights and licenses granted by LICENSOR to LICENSEE hereunder in any particular country(ies), [*]




/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT


                                                                             10.



         4.03 In the event that Rotavirus antigens (other than Rotavirus antigens produced from strain 89.12 or derivatives thereof) are required to provide and/or to increase protection against any specific Rotavirus serotype, the royalties payable to LICENSOR pursuant to Paragraph 3.02 or pursuant to Paragraph 3.03, as appropriate, shall be reduced by [*].

         4.04 In no event shall the combined royalty reductions and deductions pursuant to Paragraphs 4.02 and 4.03 cause the level of royalties otherwise due to LICENSOR pursuant to Paragraph 3.02 or pursuant to Paragraph 3.03, as appropriate, to be reduced by [*] with respect to any VACCINE in any country for any calendar quarter.


5.       DEVELOPMENT AND MILESTONES

         5.01 Subject to the provisions of Paragraph 5.02 below, LICENSEE will, in accordance with LICENSEE's reasonable business and scientific judgement, exercise its reasonable efforts and diligence in developing VACCINE and in undertaking investigations and actions required to obtain appropriate governmental approvals to market VACCINE in at least the MAJOR MARKETS and in commercialising VACCINE in such MAJOR MARKETS. All such activity shall be undertaken at LICENSEE's expense. At LICENSEE's request and expense, LICENSOR shall supply LICENSEE with reasonable technical assistance in undertaking such investigations and actions.

         5.02 The parties shall institute a development program with the objective of advancing VACCINE to commercial launch. The responsibilities of the parties shall be as follows:





/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT


                                                                             11.


                         (a) FIRST PHASE

                             LICENSOR has initiated a Phase II clinical trial to demonstrate proof of concept of VACCINE and shall complete such trial at LICENSOR's cost and expense. The parties shall agree on acceptable end points concerning immunogenicity, safety and efficacy for proof of concept which end points shall be attached hereto as Appendix C and the meeting of such end points shall establish proof of concept.

                             In parallel with said Phase II trial, LICENSEE shall at its expense perform feasibility studies to produce VACCINE with a commercial cell line. The feasibility studies will have the purpose of (i) demonstrating that a commercially viable yield is obtainable from the chosen cell line(s), (as defined in Appendix D attached hereto) and (ii) subject to prior successful completion of (i), optimizing the manufacturing process, and, if necessary and feasible, producing GMP commercial products for use in a Phase III clinical study and in Phase II/III bridging studies.

                         (b) MILESTONE - PHASE II/MANUFACTURING

                             Contingent upon (i) LICENSOR establishing proof of concept under Paragraph 5.02 (a) and (ii) LICENSEE demonstrating that VACCINE can be produced in commercially viable yields under Paragraph 5.02 (a) LICENSEE shall pay LICENSOR a development milestone fee of [*] unless LICENSEE notifies LICENSOR in writing that LICENSEE has decided not to pursue the development of VACCINE within sixty (60) days after successful completion of first phase by both parties.

                             If however LICENSOR is not able to demonstrate satisfactory proof of concept at the end of Phase II trial and/or LICENSEE cannot demonstrate in accordance with Paragraph 5.02 (a) within six (6) months after proof of concept in the Phase II trial that a commercially viable yield can be obtained, then the parties shall negotiate in good faith to determine whether further joint development is warranted and, if no agreement can be reached, this Agreement may be terminated at the option of LICENSEE if LICENSOR has





/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT


                                                                             12.


                             been unable to demonstrate satisfactory proof of concept at the end of Phase II trial and at the option of LICENSOR if LICENSEE has been unable to demonstrate that a commercially viable yield can be obtained.

                             (c) MILESTONE - PHASE III/TRIAL INITIATION

                             Contingent upon satisfactory completion of the Phase II clinical and manufacturing milestone in accordance with Paragraph 5.02 (b), LICENSEE shall prepare a clinical development plan and discuss the suitability of such plan with the FDA and shall exert reasonable efforts to obtain FDA's approval of such plan under an IND within a reasonable timeframe to be agreed upon in good faith between the parties.

                             If LICENSEE, after discussion with the FDA, is satisfied with the economics of such plan and decides to advance to pivotal Phase III, it shall at its expense conduct a pivotal Phase III clinical trial. LICENSOR shall be consulted in the design of such trial and shall participate in the running of the trial but LICENSEE shall exercise the ultimate control and management of the trial.

                             Upon initiation of the Phase III clinical study under an IND the design of which has been discussed with and approved by the FDA, LICENSEE shall pay LICENSOR a second milestone fee of [*].

                             If LICENSEE, after discussion with the FDA, is not satisfied with the economics of such plan and decides to discontinue the VACCINE development, the second milestone fee shall not be due.

                             However, should LICENSEE decide to conduct the Phase III clinical study with, and pursue the development of, VACCINE in a MAJOR MARKET of Europe rather than in the USA, the second milestone fee shall be reduced to [*].




/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT


                                                                             13.


                             (d) MILESTONE - PHASE III/COMPLETION

                             Provided that the pivotal Phase III study on completion provides satisfactory results that in LICENSEE's opinion can be used for submission of a registration file in a MAJOR MARKET, then LICENSEE shall pay LICENSOR a third milestone fee of [*]. In the event that the results of the Phase III study are not acceptable for registration purpose, such third milestone fee shall be payable only when a regulatory submission is first made in a MAJOR MARKET.[*]

                             (e) REGISTRATION MILESTONE

                             LICENSEE shall pay a milestone fee of [*]

         5.03 LICENSEE shall report to LICENSOR on the status and progress of LICENSEE's efforts to develop and commercialise VACCINE at such times and in such manner as LICENSOR may reasonably request.

         5.04 LICENSOR shall provide to LICENSEE, at LICENSEE's request and expense, technical assistance within its area of expertise concerning development, production and commercialisation of VACCINE. Provision of such technical assistance shall include, but not be limited to, visits by LICENSOR personnel to LICENSEE and visits by LICENSEE personnel to LICENSOR at times and for periods of time upon which the parties will agree.

         5.05 In the event that LICENSEE's development of VACCINE is terminated at any time under the provisions of this Section 5 other than for failure by LICENSOR to establish satisfactory proof of concept, LICENSEE shall, to the extent that it is allowed and free to do so, grant LICENSOR a license under its manufacturing






/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                                             14.


                  technology specific for VACCINES in exchange for a reasonable compensation to be discussed and agreed upon in good faith by the parties.

                  In the event LICENSEE, at its sole option, elects not to market VACCINE itself or through its AFFILIATES in any MAJOR MARKET(S), LICENSEE shall give LICENSOR a first option for the grant of marketing sub-licensing rights in any such MAJOR MARKET upon terms and conditions to be negotiated and agreed upon in good faith by the parties.

                  In the event LICENSEE, at its sole option, elects not to market VACCINE itself or through its AFFILIATES and/or sublicensees in any MAJOR MARKET(S), the rights and licenses granted to LICENSEE under this Agreement shall be terminated with respect to any such MAJOR MARKET(S).


6.       EXCHANGE OF INFORMATION AND CONFIDENTIALITY

         6.01 During the term of this Agreement, LICENSOR shall promptly disclose to LICENSEE and/or supply LICENSEE with all KNOW-HOW. LICENSOR shall not be authorized to make any publication with respect to the KNOW-HOW nor disclose it to any THIRD PARTY provided that, LICENSOR shall, upon LICENSEE's prior consent in writing which consent shall not be unreasonably withheld, be authorized to publish the data from the Phase II clinical trial referred to in Paragraph 5.02 hereof and prior studies and, without consent, be authorized to disclose KNOW-HOW to its licensor as per the Gamble Agreement.

         6.02 During the term of this Agreement, the parties shall promptly inform each other of any information that a party obtains or develops regarding the utility and safety of VACCINE and shall promptly report to the other party any confirmed information of serious or unexpected reactions or side effects related to the utilisation or medical administration of VACCINE.

         6.03 During the term of this Agreement and for seven (7) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement, LICENSOR and LICENSEE shall not reveal or disclose to THIRD PARTIES any confidential information received from the other party without first obtaining the written consent of the disclosing party, except as may be required for purposes of investigating, developing, manufacturing or marketing VACCINE

                                                                             15.


                  or for securing essential or desirable authorisations, privileges or rights from governmental agencies, or is required to be disclosed to a governmental agency, or is necessary to file or prosecute patent applications concerning VACCINE or to carry out any litigation concerning VACCINE provided that in each case the disclosing party exerts best efforts to maintain the confidentiality thereof under such circumstances and notifies the owner of the confidential information prior to any such disclosure. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no knowledge of the confidential information disclosed. The parties shall take reasonable measures to assure that no unauthorised use or disclosure is made by others to whom access to such information is granted.

         6.04 Nothing herein shall be construed as preventing a party hereto from disclosing any information received from the other party to an AFFILIATE, sublicensee, distributor or to a THIRD PARTY as may be required for purposes of investigating, developing, manufacturing or marketing VACCINE, provided such AFFILIATE, sublicensee, distributor or THIRD PARTY has undertaken a similar obligation of confidentiality with respect to the disclosed confidential information.

         6.05 All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

         6.06 No public announcement or other disclosure to THIRD PARTIES concerning the existence of or the terms of or the subject matter covered by this Agreement

                                                                             16.


                  shall be made, either directly or indirectly, by any party to this Agreement, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in reasonable sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. If such public announcement or other disclosure is required under securities laws or rules or pursuant to a public or private financing the concerned party needs not obtain the consent of the other party but shall provide the other party with a five (5) working days notice allowing the other party to review and comment upon such proposed disclosure and/or announcement and such other party shall cooperate fully with the concerned party with respect to all disclosures regarding this Agreement to the United States Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.

         6.07 Neither LICENSEE nor LICENSOR shall submit for written or oral publication any manuscript, abstract or the like which includes data or other information generated and provided by the other party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld. The contribution of each party shall be noted in all publications or presentations by acknowledgement or coauthorship, whichever is appropriate.


7.       PATENT PROSECUTION AND LITIGATION

         7.01 LICENSOR, or any entity having granted or granting rights to LICENSOR, shall be responsible for the filing, prosecution and maintenance of PATENTS which, subject to Paragraph 7.02, shall be at the cost and expense of LICENSOR (or the entity having granted or granting rights to LICENSOR). LICENSOR shall disclose to LICENSEE the complete texts of all patent applications within PATENTS as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceedings involving a PATENT anywhere in the TERRITORY. LICENSEE shall have the right to review all such pending applications and other proceedings and to make comments and/or recommendations to LICENSOR concerning them and their conduct and

                                                                             17.


                  LICENSOR shall consider, in good faith, all such LICENSEE's comments and/or recommendations. LICENSOR agrees to keep LICENSEE promptly and fully informed of the course of patent prosecution or other proceedings including by providing LICENSEE with copies of substantive communications, search reports and THIRD PARTY observations submitted to or received from patent offices throughout the TERRITORY. LICENSOR shall provide such patent consultation to LICENSEE at no cost to LICENSEE. LICENSEE shall hold all information disclosed to it under this section as confidential subject to the provisions of Paragraphs 6.03 and 6.04.

         7.02 LICENSOR shall notify LICENSEE in sufficiently reasonable time in advance of any PATENT or subject matter or claim contained in PATENT which LICENSOR intends to abandon or otherwise cause or allow to be forfeited and LICENSEE shall have the right to assume responsibility for filing, prosecution and maintenance of any such PATENT or subject matter or claim contained in PATENT at LICENSEE's expense provided LICENSOR has the right to permit LICENSEE to assume such responsibility.

         7.03 In the event of the institution of any suit by a THIRD PARTY against LICENSOR, LICENSEE or its AFFILIATES or sublicensees for patent infringement involving the manufacture, use, sale, distribution or marketing of VACCINE anywhere in the TERRITORY, the party sued shall promptly notify the other party in writing. Subject to Section 21 below, LICENSEE shall have the right but not the obligation to defend such suit at its own expense. LICENSOR and LICENSEE shall reasonably assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

         7.04 In the event that LICENSOR or LICENSEE becomes aware of actual or threatened infringement of a PATENT anywhere in the TERRITORY, that party shall promptly notify the other party in writing. LICENSEE shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use LICENSOR's name in connection therewith. If LICENSEE does not commence a particular infringement action within ninety (90) days, LICENSOR, after notifying LICENSEE in writing, shall be entitled, but not obligated, to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof provided that LICENSEE shall not take any steps, including settlement, which would have an adverse effect on PATENTS unless LICENSOR's consent is obtained. In any event, LICENSOR and LICENSEE

                                                                             18.


                  shall reasonably assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

         7.05 LICENSOR and LICENSEE shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof, from any recovery made by any party. Any excess amount shall before the party which has conducted the litigation or settlement thereof.

         7.06 The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning VACCINE.

         7.07 LICENSOR shall authorise LICENSEE to act as LICENSOR's agent for the purpose of making any application for any extensions of the term of PATENTS, including SPC, and shall provide reasonable assistance therefor to LICENSEE, at LICENSEE's expense. (In the United States of America as permitted under Title 35 of the United States Code).

         7.08 LICENSOR, on behalf of itself, its officers, agents and successors hereby waives any and all actions and causes of action, claims and demands whatsoever in law or equity of any kind against LICENSEE'S and its AFFILIATES' exercize of LICENSEE's rights under Paragraphs 7.02 and 7.07, and, subject to LICENSEE's obligations under Paragraph 7.04, against LICENSEE's and its AFFILIATES' exercize of LICENSEE's rights under Paragraph 7.04.


8.       TRADEMARKS

         8.01 LICENSEE, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with VACCINE and COMBINATION and shall own and/or control such trademarks. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to LICENSOR to use such trademarks for any purpose.

                                                                             19.


9.       STATEMENTS AND REMITTANCES

         9.01 LICENSEE shall keep and require its AFFILIATES and sublicensees to keep complete and accurate records of all sales of VACCINE and COMBINATION under the licenses granted herein. LICENSOR shall have the right, at LICENSOR's expense, through a certified public accountant or like person reasonably acceptable to LICENSEE, to examine such records during regular business hours during the life of this Agreement and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years and provided further that such accountant shall report to LICENSOR only as to the accuracy of the royalty statements and payments. In the event that such inspection shall indicate in any calendar year that the royalties which should have been paid by LICENSEE are at least five percent (5%) greater than those which were actually paid by LICENSEE, then LICENSEE shall pay the cost of such inspection in addition to the underpaid royalties.

         9.02 Within sixty (60) days after the close of each calendar quarter, LICENSEE shall deliver to LICENSOR a true accounting of all VACCINES and COMBINATION sold by LICENSEE, its AFFILIATES and its sublicensees during such quarter, and shall at the same time pay all royalties due. Such accounting shall show sales, NET SALES and deductions against royalties on NET SALES on a country-by-country and product-by-product basis.

         9.03 Any tax paid or required to be withheld by LICENSEE on behalf of LICENSOR on account of royalties payable to LICENSOR under this Agreement shall be deducted from the amount of royalties otherwise due. LICENSEE shall secure and send to LICENSOR proof of any such taxes withheld and paid by LICENSEE or its sublicensees for the benefit of LICENSOR.

         9.04 All royalties due under this Agreement shall be payable in United States Dollars. Monetary conversions from the currency of a foreign country in which VACCINE is sold into US currency shall be made at the exchange rate in force on the last business day of the period for which the royalties are being paid as published by Banque Generale de Belgique, Brussels, Belgium, or on another basis mutually agreed to by both parties in writing.

                                                                             20.


10.      TERM AND TERMINATION

         10.01 Unless otherwise terminated, this Agreement shall expire upon the expiration, lapse or invalidation of the last remaining PATENT in the TERRITORY. Expiration of this Agreement under this provision shall not preclude LICENSEE from continuing to market VACCINE and to use KNOW-HOW without any further royalty or other payments to LICENSOR.

         10.02 If either party fails or neglects to perform covenants or provisions of this Agreement and if the party in default has not corrected such default within sixty (60) days (the period shall be thirty (30) days for a payment default) after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this Agreement by giving written notice to the party in default provided the notice of termination is given within six (6) months of the default and prior to correction of the default. If the default other than a payment default is not curable in sixty (60) days and the defaulting party in good faith notifies the other party in writing prior to the sixty
                  (60) days that it is initiating cure of the default and initiates cure of such default within the sixty (60) days and in good faith continues to attempt to cure the default, and in fact cures the default within one hundred and twenty (120) days, then this Agreement shall not be terminable hereunder.

         10.03 LICENSEE may terminate this Agreement in its entirety or with respect to any country by giving LICENSOR at least three (3) months prior written notice thereof.

         10.04 Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of (the United States or of) any (individual) state or (foreign) country, a petition in bankruptcy or insolvency or for reorganisation or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

                                                                             21.


         10.05 Notwithstanding the bankruptcy of LICENSOR, or the impairment of performance by LICENSOR of its obligations under this Agreement as a result of bankruptcy or insolvency of LICENSOR, LICENSEE, if it has not then been notified for breach by LICENSOR, shall be entitled to retain the licenses granted herein, subject to LICENSOR's right to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

         10.06 LICENSEE shall be entitled to terminate this Agreement by written notice to LICENSOR in the event of change of control of LICENSOR, provided such notice is given within thirty (30) days after LICENSOR has notified LICENSEE of such change of control or after the date which LICENSOR can demonstrate is the date on which LICENSEE has been otherwise informed of such change of control.


11.      RIGHTS AND DUTIES UPON TERMINATION

         11.01 Upon termination of this Agreement, LICENSOR shall have the right to retain any sums already paid by LICENSEE hereunder, and LICENSEE shall pay all sums accrued hereunder which are then due.

         11.02 Upon termination of this Agreement in its entirety or with respect to any country under Paragraph 10.02, 10.03 or 10.04, LICENSEE shall notify LICENSOR of the amount of VACCINE LICENSEE and its AFFILIATES, sublicensees and distributors then have on hand, the sale of which would, but for the termination, be subject to royalty, and LICENSEE and its AFFILIATES, sublicensees and distributors shall thereupon be permitted to sell that amount of VACCINE provided that LICENSEE shall pay the royalty thereon at the time herein provided for.

         11.03 Termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement except those described in Paragraphs 2.03, 6.03, 6.04, 6.05, 6.06, 6.07, 7.03, 7.06, 7.08, 8.01, 9.01,
                  9.02, 9.03, 9.04, 9.05, 11.01, 11.02, 11.03, 14.01, 15.01,
                  18.01, 20.01 and 21.01.

         11.04 Upon termination of this Agreement by LICENSOR pursuant to Paragraph 10.02 for breach of LICENSEE, LICENSEE agrees not to use KNOW-HOW and/or

                                                                             22.


                  PATENTS for the research, development, making, using or selling of any product or process, including, but not limited to, VACCINES.


12.      WARRANTIES AND REPRESENTATIONS

         12.01 LICENSOR warrants that it has the right to grant the rights and licences under PATENTS and KNOW-HOW as provided throughout this Agreement including, but not limited to, the Rotavirus
                  89.12 strain and that it has the right to enter into this Agreement.

         12.02 Nothing in this Agreement shall be construed as a warranty that PATENTS are valid or enforceable or that their exercise does not infringe any patent rights of THIRD PARTIES. Without having made an investigation or search, LICENSOR hereby warrants and represents that it has no present knowledge from which it can be inferred that PATENTS are invalid or that their exercise would infringe patent rights of THIRD PARTIES or that the Rotavirus 89.12 strain or the use thereof in VACCINE infringes any patent rights of THIRD PARTIES. Subject to other provisions contained herein, a holding of invalidity or unenforceability of any PATENT, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder, but shall only eliminate royalties otherwise due under such PATENT from the date such holding becomes final.

         12.03 LICENSOR acknowledges that, in entering into this Agreement, LICENSEE has relied upon technical and clinical information and KNOW-HOW disclosed and/or supplied by or on behalf of LICENSOR and that LICENSEE has relied upon LICENSOR's obligation to disclose and/or supply further information pursuant to Paragraph(s) 6.01 and/or 6.02 hereof. LICENSOR warrants and represents that LICENSOR has no knowledge that the technical and/or clinical information and/or KNOW-HOW disclosed and/or supplied to LICENSEE prior to the date of this Agreement is inaccurate in any material respect. LICENSOR warrants and represents that it will use its reasonable efforts to review the technical and/or clinical information and/or KNOW-HOW to be disclosed and/or supplied to LICENSEE under Paragraph(s) 6.01 and/or 6.02 hereof after the date of this Agreement for any inaccuracies therein and that, to the extent LICENSOR has any knowledge of any material inaccuracies in such technical and/or clinical information and/or KNOW-HOW, it shall inform LICENSEE of such inaccuracies. LICENSOR and LICENSEE warrant and represent to each other that they have not, up to the date of this Agreement, omitted to disclose and/or supply to each

                                                                             23.


                  other any information known to them concerning VACCINE or the transactions contemplated by this Agreement which would, to the best of their knowledge, be material to the other's decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

         12.04 LICENSOR warrants and represents that it has no present knowledge of the existence of any pre-clinical or clinical data or information concerning VACCINE which suggests that there may exist toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of VACCINE.


13.      FORCE MAJEURE

         13.01 If the performance of any part of this Agreement by either party, or of any obligation under this Agreement other than a payment provision, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. In the event agreement is not reached or the force majeure event cannot be cured within six (6) months, the other party shall have the right to terminate this Agreement by serving a written notice to the party affected by the force majeure event.


14.      GOVERNING LAW

         14.01 This Agreement shall be deemed to have been made in the United States of America and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the Commonwealth of Massachusetts, USA, without regard to its choice of law principles.

                                                                             24.


15.      RESOLUTION OF DISPUTES

         15.01 Prior to initiating legal action, the parties agree to attempt to settle any dispute by discussions between the parties, provided, however that this Paragraph 15.01 shall not prevent either party from seeking injunctive relief where necessary. If the parties have not resolved the dispute amicably, legal action may be introduced.


16.      SEPARABILITY

         16.01 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

         16.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

         16.03 In the event that the terms and conditions of this Agreement are materially altered as a result of Paragraphs 16.01 or 16.02, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.


17.      ENTIRE AGREEMENT

         17.01 This Agreement, entered into as of the date first written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

                                                                             25.


18.      NO WAIVER

         18.01 The failure of either party at any time to exercise any of their respective rights under this Agreement shall not be deemed a waiver thereof, nor shall such failure in any way prevent either party, as the case may be, from subsequently asserting or exercising such rights.


19.      NOTICES

         19.01 Any notice required or permitted under this Agreement shall be sent by certified mail, return receipt requested, postage pre-paid to the following addresses of the parties:

                                    if to LICENSOR:
                                    Virus Research Institute, Inc.,
                                    61 Moulton Street
                                    Cambridge, MA 02138,
                                    USA
                                    Attention: President

                                    cc: Elliot M. Olstein, Esq.
                                    Carella, Byrne, Bain, Gilfillan, Cecchi,
                                      Stewart & Olstein
                                    6 Becker Farm Road
                                    Roseland, New Jersey 07068
                                    USA

                                    if to LICENSEE:

                                    SmithKline Beecham P.L.C.
                                    New Horizons Court
                                    Brentford
                                    Middlesex TW8 9EP
                                    United Kingdom

                                    with a copy to :
                                    SmithKline Beecham Biologicals Manufacturing
                                      S.A.
                                    rue de l'Institut 89

                                                                             26.


                                    1330 Rixensart, Belgium
                                    Attention : Senior Vice President,
                                      General Manager

         19.02 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.


20.      ASSIGNMENT

         20.01 Without prejudice to Paragraph 10.06, this Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other provided, however, that LICENSEE may, without the consent of LICENSOR, assign this Agreement to any AFFILIATE or to any corporation with which it may merge or consolidate or to which it may sell all or substantially all of its assets, and that LICENSOR may without obtaining the consent of LICENSEE assign this Agreement to any corporation with which it may merge or consolidate or to which it may sell all or substantially all of its assets.

         20.02 In the event of a permitted assignment hereunder the assignee must accept in writing the obligations of this Agreement, whereupon the assignor shall be relieved of its obligations under this Agreement.


21.      INDEMNIFICATION

         21.01(a) LICENSEE agrees to defend, indemnify and hold harmless
                  LICENSOR, its AFFILIATES and any of their licensors that have granted a license under which LICENSEE has received a license under this Agreement as well as each of their respective directors, officers, employees, shareholders, and agents (hereinafter individually and collectively referred to as "Indemnitee") against any and all actions, claims (specifically including, but not limited to, any damages based on product liability claims), suits, losses, demands, judgments, and other liabilities (including attorneys' fees until LICENSEE assumes the defense as described below) asserted by THIRD PARTIES, government and non-government, resulting from or arising out of the manufacture, use or sale of VACCINES by LICENSEE, its AFFILIATES or sublicensees provided however that LICENSEE's indemnification to an

                                                                             27.


                  Indemnitee hereunder shall not apply to any liability, damage, loss or expense to the extent that it is directly or indirectly attributable to the gross negligence or intentional misconduct of such Indemnitee. If any such claims or actions are made, Indemnitee shall be defended at LICENSEE's sole expense by counsel selected by LICENSEE and reasonably acceptable to LICENSOR; provided that LICENSOR may, at its own non-refundable expense, also be represented by counsel of its own choosing.

         (b) Any such Indemnitee shall notify LICENSEE promptly of any claim or threatened claim under this Section 21, shall fully cooperate with all reasonable requests of LICENSEE with respect thereto, and shall give LICENSEE the right to control the defence and settlement of any such claim provided such Indemnitee shall be fully indemnified under this Section 21.

         (c) The provision of this Section 21 shall apply whether or not an act or claim is rightly brought or asserted.


IN WITNESS WHEREOF, the parties, through their authorised officers, have executed this Agreement as of the date first written above.


VIRUS RESEARCH INSTITUTE Inc.



             /s/ William A. Packer

BY:          WILLIAM A. PACKER
TITLE:       PRESIDENT

SMITHKLINE BEECHAM P.L.C.



             /s/ Jean Stephenne

BY:          JEAN STEPHENNE
TITLE:       Senior Vice President, General Manager

                                                         CONFIDENTIAL TREATMENT



                                   APPENDIX A

                               PATENT INFORMATION

[*]


















/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                         CONFIDENTIAL TREATMENT


                                   APPENDIX B

                    VRI PROPRIETARY INFORMATION AND KNOW-HOW,
                             89-12 ROTAVIRUS VACCINE
                                 8 October 1997




[*]















/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                                          CONFIDENTIAL TREATMENT

                                   APPENDIX C



                          PHASE II CLINICAL ENDPOINTS



[*]



/*/ Confidential material omitted and filed separately with the Securities and Exchange Commission.

                                   APPENDIX D

                             MANUFACTURING ENDPOINT



-    Yield a minimum of 1 dose/ml

- This yield should be achieved in a cell line acceptable for commercial production and acceptable to regulatory authorities.









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                                   APPENDIX E




                EXCERPTS OF LICENSE AND CLINICAL TRIALS AGREEMENT
   DATED FEBRUARY 27, 1995 BETWEEN VIRUS RESEARCH INSTITUTE, INC AND JAMES N.
                      GAMBLE INSTITUTE OF MEDICAL RESEARCH

     2.4  (a)


          (b)



          (c) VRI agrees to forward to GAMBLE a copy of any and all fully executed sublicense agreements within thirty (30) days of execution thereof, and further agrees to forward to Gamble annually a copy of such reports received by VRI from its Sublicensee during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements. VRI may delete from copies of sublicense agreements provided to GAMBLE hereunder commercial, research and development, manufacturing, financial and other provisions unrelated to VRI's or the Sublicensee's obligations to Gamble.

8.   INDEMNIFICATION AND INSURANCE.

     8.1 VRI shall defend, indemnify and hold harmless GAMBLE and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns against all losses, damages, expenses, including attorney's fees and against any claims, suits, actions, demands or judgments brought against any one or more of them, arising out of any theory of product liability (including, but not limited to, action in the form of tort, warranty, or strict liability) or negligence concerning any product, process or service made, used or sold pursuant to any right or license granted under this AGREEMENT. VRI shall have the right to control the defense settlement and/or compromise of any such claims or actions.

     8.2 VRl's obligations under Section 8.1 above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligence or intentional misconduct of GAMBLE or any of its trustees, officers, medical and professional staff, employees, agents or their respective successors, heirs or assigns.

     8.3 VRI shall add, at VRl's expense, GAMBLE as an additional insured on VRI's clinical trial insurance policy, which provides limits of liability of $2,000,000 per incident and aggregate, effective upon the Effective Date of this AGREEMENT, to provide insurance coverage for GAMBLE for the clinical trials.

     8.4 VRI, at VRl's expense, shall maintain policies of comprehensive general liability insurance and will obtain product liability insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate and shall add GAMBLE as an additional insured on VRI's policy, which provides such limits of liability. Such insurance shall provide (i) product liability coverage, (ii) negligence, and (iii) broad form contractual liability coverage, for VRI's indemnification under Section 8.1 of this AGREEMENT. The minimum amounts of insurance coverage required under these provisions shall not be construed to create a limit of VRI's liability with respect to VRI's indemnification obligation under Section 8.1 of this AGREEMENT. VRI shall maintain such comprehensive general liability insurance and product liability insurance beyond the expiration or termination of this AGREEMENT and for a reasonable period after the termination of the clinical trials, which in no event shall be less than fifteen (15) years after the clinical trials.

     8.5 This Section 8 shall survive expiration or termination of this AGREEMENT.

10.  CONFIDENTIALITY

     10.1 CONFIDENTIAL INFORMATION. As used in this AGREEMENT, "Confidential Information" means all information transmitted by a party hereto or obtained by a party hereto in connection with the performance of the clinical trials and other services described in Section 3 hereof or of any such other services to be provided by the parties as described herein, subject to the exceptions specified below. "Confidential Information" means information of any type, not generally known, about the business, processes, services, products, suppliers, customers, clients or plans of GAMBLE or VRI ("the parties hereto") of any client of the parties hereto (regardless of whether the parties hereto have executed a confidentiality agreement with such customer), which is used or useful in the conduct of business of the parties hereto, or which confers or tends to confer a competitive advantage over one who does not possess such information. Such information includes, but is not limited to, information relating to trade secrets, Technical Information, patent applications, know-how, research, development, design, engineering, quality control or service techniques, information about existing, new or envisioned products, processes or services and their development, performance, scientific, engineering or technical information, laboratory notebooks, notes, computer programs, source codes, object codes, software manuals, sketches, drawings, reports, formulae, gels, slides, sequences, biological materials living or otherwise, photographs, negatives, prototypes, models, correspondence, and other documents and things, and information relating to purchasing, sales, marketing, licensing, contracts with third parties, and pricing, whether or not in writing and whether or not labeled or identified as confidential or proprietary. Confidential Information may be disclosed in writing or orally or may be obtained by observation or inspection. All data, materials, information, and records developed by a party hereto in the course of performing this AGREEMENT shall be considered Confidential Information. However, Confidential Information shall not include information that a party hereto can demonstrate: (i) is in or enters the public domain through no fault of such party; (ii) is disclosed to a party hereto by a third party entitled to disclose it; (iii) was known to a party hereto before the date of this AGREEMENT; OR (iv) is required by law to be disclosed, provided reasonable advance notice of such requirement is given to a party hereto before such disclosure.

     10.2 CONFIDENTIALITY. Without prior written consent, the parties hereto will not disclose the other party's Confidential Information to any third party other than employees, agents or others of the parties hereto who must necessarily be informed thereof, but only if and to the extent that any such person has a need for such information. A party hereto will only use Confidential Information for the purpose of fulfilling its obligations under this AGREEMENT. The parties hereto agree that they will take such reasonable steps as may be necessary to prevent the disclosure or use of any such materials by their officers, employees or agents except as provided herein, including but not limited to obtaining and enforcing appropriate confidentiality agreements with such persons. All obligations of confidentiality and nondisclosure set forth in this AGREEMENT shall survive the termination or expiration of this AGREEMENT.

     10.3 The parties agree that clinical trial data generated by GAMBLE under the terms of the AGREEMENT will not be published by VRI prior to its publication by GAMBLE's principal investigators. To the extent not published, the results of the clinical trials will be held in confidence by GAMBLE. Subject to the foregoing, VRI will have the unrestricted right to use or disclose such clinical trial data.